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                                                                   EXHIBIT 23(h)



                            CONSENT OF MERRILL LYNCH



    We hereby consent to the use of our opinion letter dated December 2, 1994 to the Board of Directors of USLICO Corporation ("USLICO") included as Appendix C to the Proxy Statement/ Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of USLICO with and into The NWNL Companies, Inc. and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary -- Fairness Opinions With Respect to the Merger", "Summary -- Opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated", "Background of the Merger", "Recommendations of the Boards of Directors and Reasons for the Merger -- USLICO" and "Opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                          MERRILL LYNCH, PIERCE, FENNER &
                                           SMITH INCORPORATED



December 2, 1994